SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.


FOR PERIOD ENDING: 2/29/2008
FILE NUMBER:811-09913
SERIES NO.: 10

72DD 1 Total income dividends for which record date passed during the period
       (000's omitted)
       Class A                         $  5,890
     2 Dividends for a second class of open end company shares
       Class B                                5
       Class C                                9
       Institutional Class                    -


73A. 1 Dividends from net invesment income
       Class A                         $ 0.4562
     2 Dividends for a second class of open end company shares
       Class B                         $ 0.3956
       Class C                         $ 0.3957
       Institutional Class             $ 0.4875

74U. 1 Number of shares outstanding (000's omitted)
       Class A                           14,184
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class B                               36
       Class C                               76
       Institutional Class                    1

74V. 1  Net asset value per share (to nearest cent)
       Class A                            $8.70
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                            $8.67
       Class C                            $8.68